EXHIBIT 10.2

CONFIDENTIAL

October 19, 2021

Via Email

Steven Shea

Chairman of the Board

Unico American Corporation

Crusader Insurance Company

26050 Mureau Road
Calabasas, CA 91302

Re: Unico American Corporation and Crusade Insurance Company – Interim Management Services

Dear Mr. Shea:

This letter confirms the engagement of Jennifer Ziegler of Berkeley Research Group, LLC (“BRG”) as Executive Vice President, Chief Financial Officer, and Treasurer (“CFO”) for Unico American Corporation, Crusader Insurance Company, and other subsidiaries of Unico (collectively with its designated affiliates, the “Company”). This letter and any attachments set forth the agreement (“Agreement”) between the parties. This letter agreement shall include a Memorandum of Understanding that is attached to this Agreement as Exhibit A.

SCOPE OF SERVICES

The Company has requested that the CFO provide the following professional services as independent consultants (“Services”):

a.

In consultation with management of the Company and subject to the approval of the Board of Directors of the Company, develop and implement a chosen course of action to preserve asset value, maximize value to stakeholder, and preserve Crusader as a property and casualty insurance company.

b.	Oversee and assist in the preparation of all financial and other reports required to be filed with the Securities and Exchange Commission and the California Department of Insurance.

c.	Assist in providing information and data to the Supervising Examiner under the Administrative Services Agreement as he may require.

d.

Assist the Chairman of the Board and the Board of Directors of Unico and Crusader in all matters relating to the operations of the companies, the run-off operations of Crusader and matters relating to the possible sale or other transactions for the acquisition of control of Unico and, or, Crusader.

70 W. Madison St., Suite 5000, Chicago, Illinois 60602

Berkeley Research Group, LLC | 877.696.0391 | www.thinkbrg.com

70 W. Madison St., Suite 5000, Chicago, Illinois 60602

Berkeley Research Group, LLC | 877.696.0391 | www.thinkbrg.com

CONFIDENTIAL October 19, 2021 Page 2 of 6

e.	Assist the Company and its management in developing cash flow projections and related methodologies and assist with planning for alternatives as requested by Company.

f.	Assist the Company in developing such strategies as may be necessary or desirable to preserve and maximize value.

g.

Assist as requested by management in connection with the Company’s development of its business plan, and such other related forecasts as may be requested by the Board of Directors of Unico and the Board of Directors of Crusade or the Chairman of the Board of the Company.

h.	Provide information deemed to be reasonable and relevant to stakeholders and consult with key constituents as necessary.

i.	Such other services as mutually agreed upon by the CFO, BRG and the Company.

The Company agrees that (i) Ms. Ziegler will provide Services as CFO as required, and (ii) the CFO may retain as consultants on behalf of the Company other members or employees of BRG. The Company agrees that the CFO will continue as an employee of BRG and may continue to provide her services to other companies during the term of this Agreement. The Company acknowledges that since the CFO is an employee of BRG, BRG must release the CFO from her full-time obligations to BRG in order for the CFO to perform Services hereunder, and therefore to compensate BRG for the loss of full-time access to the CFO providing Services hereunder, all payments for the time charges of the CFO or Additional Personnel providing Services hereunder to Company shall be made to BRG.

The CFO in providing Services to the Company under this Agreement is an independent contractor and are not, and will not be deemed to be an employee of the Company.

FEES & EXPENSES

The CFO’s professional fees will be based on a fixed monthly fee of $20,833.00

In addition to Professional Fees, BRG will be reimbursed for direct out-of-pocket expenses including, but not limited to, travel, costs of reproduction, typing, research, communications, computer usage, legal counsel, any applicable sales or excise taxes, and other direct expenses. BRG will provide a reasonably itemized statement of expenses incurred on this engagement, and shall provide copies of original invoice or other documentation on itemized expenses over $75 upon request. The Company shall reimburse BRG for reasonable itemized expenses less than $75 without a copy of the original invoice or other documentation.

BRG will bill for Services every two (2) weeks and will provide customary descriptions regarding the Services rendered. BRG will provide additional details regarding Services rendered upon request by Client. BRG’s invoices statements shall be paid within seven (7) days of the invoice date. Client agrees that it will review BRG’s invoices upon receipt and will advise BRG of any objection to or dispute with the invoice and the work reflected in the invoice within seven (7) days of the invoice date.

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Without liability, BRG reserves the right to withhold delivery of Services, testimony, reports or data (written or oral), or suspend work, if the account on this engagement is not current. A late payment charge of one percent (1%) per month (or the maximum rate permitted by law, whichever is less) may be added to any outstanding invoices that are past due.

Please remit payments by wire to:

Account Name: Berkeley Research Group, LLC

Account No: 8026286672

Bank:              PNC Bank, N.A.

ABA No:       031207607
remitadvice@thinkbrg.com

COMPANY RESPONSIBILITIES

The Company will undertake responsibilities to (a) provide reliable and accurate detailed information, materials, and documentation and (b) make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by the CFO in connection with this Agreement. BRG’s delivery of services and the fees charged are dependent on the Company’s timely and effective completion of its responsibilities and timely decisions and approvals made by the Company’s management.

CONFIDENTIALITY

BRG shall not disclose any confidential or privileged information to any third party; provided, however, that BRG may disclose confidential or privileged information (a) to BRG’s employees, affiliates, vendors or agents who provide Services in connection with this engagement, (b) with Client’s written consent, or (c) when legally required to do so. Both parties agree that confidential and proprietary information will not be construed to include information that is available from public sources or sources not subject to obligations of confidentiality to Client. Work papers associated with BRG’s consulting Services are the confidential property of BRG.

CONFLICTS OF INTEREST

BRG is engaged by many other companies and individuals. It is possible that some of BRG’s past, current or future clients had, have or may have disputes or other matters that are adverse to or may not be consistent with the interests of Client. BRG reserves the right to undertake unrelated engagements during and after this engagement by Client, consistent with BRG’s internal policies. BRG will not be required to disclose any such unrelated engagements to Client. BRG will institute procedures to protect the confidentiality of information provided by Client in the course of this engagement.

ARBITRATION

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This Agreement shall be interpreted and controlled by the laws of the state of Delaware. Any controversy, dispute, or claim between Client on the one hand and BRG on the other hand of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this agreement, including any claim based on contract, tort, or statute (“Claims”), shall be resolved at the request of any party to this agreement, by final and binding arbitration, administered by Judicial Arbitration & Mediation Services, Inc. (JAMS), or its successor entity, pursuant to its Comprehensive Arbitration Rules & Procedures (Streamlined Arbitration Rules & Procedures), and judgment upon any award rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. Any such arbitration shall take place exclusively in Los Angeles, California. The prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in any arbitration or litigation brought in connection with this Agreement, as well as reasonable attorneys’ fees and costs incurred in appealing or in connection with any action to enforce any judgment entered by the arbitrator in any court having jurisdiction. If a party to any arbitration proceeding filed in connection with this Agreement fails to pay any costs of the arbitration required to be paid by such party in the time required for payment, the arbitrator is authorized to provide an appropriate remedy, including an entry of a default and an arbitration award on the merits against such party.

INDEMNIFICATION & LIMITATION OF LIABILITY

The Company shall indemnify, hold harmless and defend the CFO, Additional Personnel, and BRG and its affiliates partners, directors, officers, employees and agents (collectively, the “BRG Parties”) from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with the engagement of the CFO and BRG that is the subject of this Agreement. The Company shall pay damages and expenses, including reasonable legal fees and disbursements of counsel as incurred in advance.

In addition to the above indemnification and advancement, any BRG employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification and advancement provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise.

The Company shall specifically include and cover the CFO and any other employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”). Prior to accepting any officer position, the Company shall, at the request of BRG, provide BRG a copy of Company’s current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other documents as BRG may reasonably request evidencing the appointment and coverage of the indemnitees. Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include BRG employees and agents under the Company’s policy or does not have first dollar coverage acceptable to BRG in effect for at least $10 million (e.g., there are outstanding or threatened claims against officers and directors alleging prior acts that may give rise to a claim), BRG may, at its option, attempt to purchase a separate D&O insurance policy that will cover BRG employees and agents only. The cost of the policy shall be invoiced to the Company as an out-of-pocket expense. If BRG is unable or unwilling to purchase such D&O insurance, then BRG reserves the right to terminate the Agreement.

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Notwithstanding any other provision in this Agreement to the contrary, the Company’s indemnification and advancement obligations shall be primary to (and without allocation against) any similar indemnification and advancement obligations of BRG, its affiliates and insurers to the indemnitees (which shall be secondary), and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to (and without allocation against) any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by BRG or otherwise).

IN NO EVENT SHALL THE COMPANY, THE CFO, BRG OR BRG PERSONNEL WHO SERVE AS OFFICERS OF THE COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE CFO AND BRG SHALL NOT BE LIABLE TO THE COMPANY, OR ANY PARTY ASSERTING CLAIMS ON BEHALF OF THE COMPANY, EXCEPT FOR DIRECT DAMAGES FOUND IN A FINAL DETERMINATION TO BE THE DIRECT RESULT OF THE BAD FAITH, SELF-DEALING, OR INTENTIONAL MISCONDUCT OF BRG. BRG’S AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, IS LIMITED TO THE AMOUNT OF FEES PAID TO BRG FOR SERVICES UNDER THIS AGREEMENT (THE “LIABILITY CAP”). THE LIABILITY CAP IS THE TOTAL LIMIT OF BRG’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS OR DEMANDS BY ANYONE PURSUANT TO THIS AGREEMENT, INCLUDING LIABILITY TO THE COMPANY, TO ANY OTHER PARTIES HERETO, AND TO ANY OTHERS MAKING CLAIMS RELATING TO THE WORK PERFORMED BY BRG PURSUANT TO THIS AGREEMENT. ANY SUCH CLAIMANTS SHALL ALLOCATE ANY AMOUNTS PAYABLE BY BRG AMONG THEMSELVES AS APPROPRIATE, BUT IF THEY CANNOT AGREE ON THE ALLOCATION, IT WILL NOT AFFECT THE ENFORCEABILITY OF THE LIABILITY CAP. UNDER NO CIRCUMSTANCES SHALL THE AGGREGATE OF ALL SUCH ALLOCATIONS OR OTHER CLAIMS AGAINST BRG PURSUANT TO THIS AGREEMENT EXCEED THE LIABILITY CAP.

TERMINATION

Client or BRG may terminate this engagement upon seven (7) days’ written notice. In the event the engagement is terminated prior to the completion of Services, Clients agrees to pay BRG for all Professional Fees and expenses incurred through the termination date.

OTHER TERMS

The Company agrees that if any members or employees of BRG are required to testify at any administrative or judicial proceeding relating to this engagement, whether during or after the term, the CFO and BRG will be compensated by the Company for associated time charges at the regular hourly rates for such personnel. in effect at the time. and reimbursed for reasonable out-of-pocket expenses, including counsel fees and expenses.

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The interpretation and application of the terms of this Agreement shall he governed and construed in accordance with the laws of the state of Delay\ are. I he prevailing part) shall be entitled to reasonable attorneys' fees and costs incurred in any litigation brought in connection vv ith this Agreement, as well as reasonable attorneys' fees and costs incurred in appealing or in connection with any action to enforce any judgment entered in any court having jurisdiction.

The waiver by any party and the breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. This Agreement shall be binding upon and inure to the benefit of the patties and their respective successors, assigns. Legal representatives. executors, administrators and heirs. The parties may not assign this Agreement or any rights or obligations hereunder to any patty without the prior written consent of the other parties. Each of the provisions of this Agreement is a separate and distinct agreement and independent of all others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason. such invalidity or enforceability shall not al feet the validity or enforceabiity of any other provisions hereof. No amendment or modification of this Agreement shall be effective unless in writing and signed by both parties hereto

The Company warrants that it has all necessary right, power and authority to enter into and perform this Agreement and that the execution, delivery and performance by the Company of this Agreement will not. with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company, (b) violate any judgment, decree, order or ward of any court, governmental body or arbitrator applicable to the Company or (e) conflict with or violate any agreement to which the Company is a party or by which it is bound.

* * * *

We look forward to working with you on this matter. Please sign and return a copy of this agreement signifying your agreement with the terms and provisions herein.

Sincerely,

/s/ Jennifer Ziegler
Jenifer Ziegler Managing Director

AGREED AND ACCEPTED:

Unico American Corporation

By:	/s/ Steven Shea	Dated: 10/19/21
Steven Shea, Chairman of the Board

Crusader Insurance Company

By:	/s/ Steven Shea	Dated: 10/19/21
Steven Shea, Chairman of the Board